STOCKHOLDERS AGREEMENT
                             ----------------------


            STOCKHOLDERS   AGREEMENT   dated   as  of  November  6,  2007  (this
"AGREEMENT")  by  and  among  GenuTec  Business  Solutions,   Inc.,  a  Delaware
corporation (the "Company"), Technology Investment Capital Corp., a Maryland corporation ("TICC") and SeaView Mezzanine Fund LP, a Delaware limited partnership ("SEAVIEW"; TICC and Seaview and their respective permitted successors and assigns are hereinafter sometimes referred to collectively as "STOCKHOLDERS" and each individually as a "STOCKHOLDER").

            WHEREAS, on the date hereof, Seaview is the record and beneficial owner of 51,508 shares (the "SERIES D SHARES") of Series D Convertible Preferred Stock, par value $.0001 per share, of the Company ("SERIES D PREFERRED STOCK", which shares are convertible into 103,016,000 shares of the Company's Common Stock (subject to certain adjustments); and TICC is the record and beneficial owner of 152,394 shares (the "SERIES C SHARES") of Series C Convertible Preferred Stock, par value $.0001 per share, of the Company ("SERIES C PREFERRED STOCK"), which shares are convertible into 304,788,000 shares of the Company's Common Stock (subject to certain adjustments); and

            WHEREAS, the Stockholders desire to provide herein for certain matters relating to the control and operation of the Company and to restrict the transfer of shares of Preferred Stock and Common Stock of the Company;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

            1. DEFINITIONS. As used in this Agreement the following terms shall have the following meanings:

            "COMMISSION" means the Securities and Exchange Commission.

            "COMMON STOCK" means the Class A voting common stock, par value $.0001 per share, of the Company.

            "OUTSTANDING ON A FULLY DILUTED BASIS" means, as of any date of determination, with respect to the shares of Common Stock, (a) all shares of Common Stock that are issued and outstanding on such date of determination, and
(b) all shares of Common Stock that would be outstanding as of such date of determination assuming the exercise of all outstanding options, warrants or other rights that are on such date exercisable to purchase or acquire Common Stock and the conversion or exchange of all outstanding shares of Preferred Stock or other securities that by their terms are on such date convertible into or exchangeable for shares of Common Stock.

            "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, a trust, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

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            "PREFERRED  STOCK" means the Series C Preferred Stock and the Series
D Preferred Stock.

            "PRO RATA SHARE" means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of shares of Common Stock (if any) held by such Stockholder plus the number of shares of Common Stock into which the shares of Preferred Stock held by such Stockholder (if any) are at the time convertible, by (ii) the aggregate number of shares of Common Stock (if any) held by both of the Stockholders plus the number of shares of Common Stock into which the shares of Preferred Stock held by both of the Stockholders (if any) are at the time convertible.

            "QUALIFIED PUBLIC OFFERING" means an underwritten public offering by the Company of its Common Stock for cash pursuant to an effective registration statement under the Securities Act (other than a registration relating solely to employee benefit plans or solely to a transaction described in Rule 145(a) of the Commission) in which the net proceeds to the Company are not less than $25,000,000.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means collectively the Series C Shares, the Series D Shares, and any shares of Common Stock into which any of the Series C Shares or Series D Shares may hereafter be converted.

            "TRANSFER"   means   any   sale,   assignment,   transfer,   pledge,
hypothecation, gift, encumbrance or other disposition of Shares.

            2.    RESTRICTIONS ON TRANSFER.

            2.1 GENERAL RESTRICTIONS. Subject to the terms of this Agreement, during the term of this Agreement, neither of the Stockholders may Transfer any Shares now owned or hereafter acquired by it unless such Transfer shall be made in accordance with the provisions of this Agreement. Any attempted Transfer of Shares other than in accordance with this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of Shares pursuant to any such Transfer.

            2.2   TAG-ALONG RIGHTS.

            (a) Subject to the provisions of paragraph (c) of this Section 2.2, at least fifteen (15) days prior to any proposed Transfer by a Stockholder, such Stockholder (the "TRANSFERRING STOCKHOLDER") will give written notice (the "TRANSFER NOTICE") to the other Stockholder, setting forth (i) the number and class or series of Shares proposed to be sold by the Transferring Stockholder (the "OFFERED SHARES"), (ii) the anticipated date of the proposed Transfer and the identity of the proposed transferee(s), and (iii) the material terms of the proposed Transfer, including the cash and/or other consideration to be received in respect of such Transfer and any deferred-payment terms.

            (b) Upon receipt of a Transfer Notice, then subject to all of the provisions of this Section 2.2, the other Stockholder will have the right, but not the obligation, to elect to participate in the proposed Transfer

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      by  delivering  written notice to the Transferring Stockholder within  ten
      (10)  days  after  the  effective  date  of  such  Transfer  Notice.   The
      Stockholder so electing will be entitled to sell in the proposed Transfer, at the same price and on the same terms as specified in the Transfer Notice, (i) to the extent that the Offered Shares are comprised of shares of Preferred Stock, up to the number of shares of Preferred Stock equal to the product obtained by multiplying (A) such Stockholder's Pro Rata Share by (B) the aggregate number of shares of Preferred Stock to be sold in the proposed Transfer, and (ii) to the extent that the Offered Shares are comprised of shares of Common Stock, up to the number of shares of Common Stock equal to the product obtained by multiplying (A) such Stockholder's Pro Rata Share by (B) the aggregate number of shares of Common Stock to be sold in the proposed Transfer. The Transferring Stockholder will be entitled to sell in the proposed Transfer the balance of the shares of
      Preferred  Stock  and/or  Common  Stock  proposed  to  be  so  sold.   The
      Transferring Stockholder will use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the other Stockholder in any proposed Transfer and will not Transfer any shares of Preferred Stock or Common Stock to such prospective transferee(s) unless such prospective transferee(s) allows the participation of the other Stockholder on the terms specified herein. Subject to the foregoing, the Transferring Stockholder may, within ninety (90) days after the expiration of the twenty (15) day period referred to above, consummate the Transfer (reduced by the number of shares of Preferred Stock or Common Stock, as the case may be, with respect to which the other Stockholder shall have elected to participate, if any) as described in the Transfer Notice. However, if such Transfer is not consummated within such ninety (90) day period, the Transferring Stockholder will not consummate the Transfer without again complying with all of the provisions of this Section 2.2.

            (c) The provisions of this Section 2.2 shall not be applicable at any time when TICC and Seaview, taken together, in the aggregate shall own (or would own, assuming conversion of all shares of Preferred Stock then owned by them into Common Stock) less than 50% of the shares of Common Stock that are then Outstanding on a Fully Diluted Basis.

            2.3 RESTRICTIVE LEGENDS. Each certificate evidencing Shares held by a Stockholder shall contain restrictive legends substantially as follows:

                  "The sale, assignment, transfer, pledge, encumbrance, or other disposition of the shares evidenced by this certificate, or any interest in such shares, is restricted by the terms of a
            Stockholders Agreement dated as of November 6, 2007, as it may be amended or modified from time to time, on file at the principal office of the corporation. No such sale, assignment, transfer, pledge, encumbrance or other disposition shall be effective unless and until the terms and conditions of the aforesaid Stockholders Agreement shall have been complied with in full."

                  "The shares  represented  by  this  certificate  have not been registered  under  the Securities Act of 1933, as amended,  and  the rules and regulations thereunder (the "Act"), or under the securities laws of any state, and may not be pledged, hypothecated, sold or transferred unless registered and qualified under the Act

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            and,  if  applicable,  state  securities  laws, or in the opinion of counsel reasonably satisfactory to the corporation such registration and qualification are not required."

            3.    GENERAL PROVISIONS.

            3.1 NOTICES. All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (a) on the day on which delivered if delivered personally or transmitted by facsimile transmission, (b) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service, (c) three Business Days after being sent by registered or certified United States mail, return receipt requested, or (d) if sent by e-mail as provided below, and shall be addressed:

            (a)   If to TICC, to:

                  Technology Investment Capital Corp.
                  8 Sound Shore Drive, Suite 255
                  Greenwich, CT  06830
                  Attention:  Saul B. Rosenthal
                  Facsimile: (203) 983-5290
                  E-mail: srosenthal@ticc.com;

            (b)   If to Seaview or the Company, to:

                  SeaView Mezzanine Fund LP
                  c/o SeaView Capital Advisors, LP
                  509 Madison Avenue, Suite 1510
                  New York, NY  10022
                  Attention: Scott Hartman
                  Facsimile: (646) 278-0813
                  E-mail: shartman@seaviewcapitaladvisors.com

or to such other address or addresses or telecopy number or numbers as any of such Persons may most recently have designated in writing to the others by such notice. Notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), PROVIDED that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

            3.2 EQUITABLE RELIEF. The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

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            3.3   AMENDMENTS AND WAIVERS.  Any provision  of  this Agreement may be amended or waived only if such amendment or waiver is in writing and is signed by each of the parties hereto.

            3.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns, PROVIDED that no Person (other than a Stockholder) to whom Shares are Transferred in accordance with the terms of this Agreement shall be deemed to be a Stockholder or shall have any rights or be subject to any obligations hereunder.

            3.5 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to conflict of laws principles other than the provisions of
Section 5-1401 of the New York General Obligations Law).

            3.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts, and by each party in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

            3.7 CAPTIONS. The captions in this Agreement are included for convenience of reference only, do not constitute a part hereof and shall be disregarded in the interpretation or construction hereof.

            3.8 ENTIRE AGREEMENT. This Stockholders Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, relating to the same subject matter. All such previous agreements, if any, among the parties hereto (or any of them) are hereby terminated and shall have no further force or effect.

            3.9   TERMINATION.    This   Agreement   shall  terminate  upon  the
successful completion of a Qualified Public Offering.

                            [Signatures on next page]

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            IN WITNESS  WHEREOF,  the  parties  hereto have duly  executed  this
Agreement as of the day and year first above written.

                                     TECHNOLOGY INVESTMENT CAPITAL CORP.


                                     By:   /s/ Saul B. Rosenthal
                                        ----------------------------------------
                                        Name:  Saul B. Rosenthal
                                        Title: President


                                     SEAVIEW MEZZANINE FUND LP

                                     By:   SeaView GP, LLC, its general partner


                                           By:  /s/ Scott Hartman
                                              ----------------------------------
                                                 Name:  Scott Hartman
                                                 Title: Member


                                     GENUTEC BUSINESS SOLUTIONS, INC.


                                     By:   /s/ Roy M. Cox, Jr.
                                        ----------------------------------------
                                        Name:   Roy M. Cox, Jr.
                                        Title:  President and CEO